EXHIBIT 99.1

ITeX Announces Transition to OTC Bulletin Board®
Transfer to Occur on October 17, 2002

SAN JOSE, Calif., Oct. 10—Integrated Telecom Express, Inc. (Nasdaq: ITXI—News; ITeX), today announced the transfer of its common stock listing from the Nasdaq National Market to the OTC Bulletin Board. The Company previously stated in its release dated October 8, 2002 that it had expected its stock to be delisted from quotation on the Nasdaq Stock Market due to its recently announced bankruptcy filing. On Friday, October 11, 2002 ITeX shares will begin trading under the symbol “ITXIQ.” The transfer of the Company’s stock to the OTC Bulletin Board will take effect at the opening of business on October 17, 2002.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the liquidation of the Company and the amount of liquidation proceeds that may be available for distribution, in accordance with the bankruptcy process or otherwise. Furthermore, the bankruptcy proceedings may involve litigations, and the results of litigations, including the amount of claims to which the Company may be subject, are inherently unpredictable. As a result of these and other risks, the Company may not be able to generate meaningful cash, or any cash, which could be returned to its stockholders, and the timing of any distribution to stockholders is uncertain at this time. The Company also refers readers to the risk factors identified in its Annual Report on Form 10-K and quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission on April 1, 2002 and August 13, 2002, respectively. The Company does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.